EXHIBIT 99

For Immediate Release

Contacts:  Gary M. Schiff                           William H. Chadwick
           Director of Public Relations             President and CEO
           802-860-5474                             802-860-5560


                           BANKNORTH CEO TO RETIRE


BURLINGTON, VT, March 25, 1999--William H. Chadwick, president and chief executive officer of Banknorth Group, Inc. [NASDAQ-BKNG] will retire effective January 1, 2000, the company announced today. Banknorth is a $4.4 billion financial services company that operates eight community banks in four states, an investment management firm, and a mortgage company.

Mr. Chadwick, 62 years old, informed the company early to allow the company's board of directors ample time to identify a successor.

"I've been very fortunate to lead this company in a time of great prosperity," said Mr. Chadwick. "We've reached virtually every business objective we set in recent years. Now it's time to make way for the next generation of leadership."

According to Angelo P. Pizzagalli, chairman of the Banknorth board of directors, Mr. Chadwick's contribution has been considerable--and lasting. "Bill has led this organization to great heights. Under his stewardship, Banknorth Group has grown to $4.4 billion in assets. In the last year alone he completed two acquisitions. But his real legacy will be the committed and talented leadership team he has recruited."

The Banknorth board of directors has named a search committee to identify a new CEO.

Prior to his CEO role at Banknorth, Mr. Chadwick served as vice chairman and chief operating officer of the company. He has also served as president and CEO of Howard Bancorp in Vermont and CEO of New Britain National Bank in Connecticut. Mr. Chadwick graduated from Brown
University.

Mr. Chadwick has been a community service leader throughout his career. He is treasurer and trustee of Shelburne Museum and served as 1999 campaign chair for United Way of Chittenden County, Vermont. He is also past chairman of the board of trustees of St. Michael's College and a former director of the Federal Reserve Bank of Boston. Mr. Chadwick plans to spend more time with his family following his retirement.

Banknorth Group, Inc. operates 100 offices in New York, Massachusetts, New Hampshire and Vermont, as well as Banknorth Mortgage Company and Stratevest, an investment management firm. More information about the company is available at http://www.banknorth.com.

A conference call on Mr. Chadwick's retirement announcement will be held at 2:00 p.m. on Thursday, March 25, 1999. Interested parties should call 1-888-373-9015. The caller ID is "Banknorth Group Call."